Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

TUESDAY, DECEMBER 16, 2014

KAPSTONE PAPER AND PACKAGING

ANNOUNCES INITIATION OF CASH DIVIDEND PROGRAM

NORTHBROOK, IL — December 16, 2014 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone” or “the Company”) today announced that its Board of Directors has approved the initiation of a regular quarterly dividend of $0.10 per share.  Roger Stone, chairman of the board of directors and chief executive officer, commented, “After the successful Longview Fibre acquisition and subsequent debt reduction, management and the board of directors believe that it is financially prudent to return capital to our shareholders in the form of a regular dividend.”

Stone added, “Our dividend is sized to keep KapStone well-positioned to fund future acquisitions and internal investment projects.”  The dividend record date is December 30, 2014, and the dividend payment date is January 12, 2015.  Future declaration of quarterly dividends, however, will remain subject to the final determination of KapStone’s Board.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 21 converting plants, respectively, across the US. The business employs approximately 4,600 people.

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